UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 19, 2015

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 19, 2015, MasTec, Inc., a Florida corporation (the “Company”), received a letter from NYSE Regulation, Inc., which is a subsidiary of the New York Stock Exchange, Inc. (collectively, the “NYSE”), informing the Company that, as a result of its previously disclosed failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.

As provided by Section 802.01E, if the Company fails to file the Form 10-K and all other periodic reports with subsequent due dates within six months from the filing due date of the Form 10-K, then the NYSE may, in its sole discretion, allow the Company’s common stock to trade for up to an additional six months, depending on specific circumstances, as outlined in Section 802.01E. To avail itself of an extension, the Company would be required to submit a detailed written request for the NYSE’s consideration towards the end of the initial six-month period. If the NYSE determined that the grant of any additional period was not appropriate, then suspension and delisting procedures would commence. If the NYSE determined that an additional trading period of up to six months were appropriate, and the Company failed to file the Form 10-K and any other reports with subsequent due dates by the end of that period, then the NYSE would commence suspension and delisting procedures. Notwithstanding the foregoing, the NYSE may commence delisting proceedings at any time during the period that is available to complete the Form 10-K filing if it determines that circumstances so warrant.

As previously reported, the Company cannot predict the outcome of the Audit Committee’s investigation, its ultimate scope or when it will be completed. The Audit Committee is working to complete its investigation, and the Company intends to file the Form 10-K as soon as reasonably practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: March 20, 2015	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary